Filed in the Office of	Business Number E0794682007-0
Barbara K. Cegavske (signature)	Filing Number 20222419280
Secretary of State State Of Nevada	Filed On 6/23/2022 12:39:00 PM
	Number of Pages 4

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ **Certificate of Designation**
☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**
☒ **Certificate of Amendment to Designation - After Issuance of Class or Series**
☐ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Ecoark Holdings, Inc. Entity or Nevada Business Identification Number (NVID): NV20071519619
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing:
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: Series A Convertible Redeemable Preferred Stock
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☒ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* Board authorizes to amend the Series A Preferred Stock solely to provide for beneficial ownership limitations in the form attached hereto as Exhibit A.
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X (signature) Signature of Officer Date: 06/23/2022

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

ECOARK HOLDINGS, INC.

**CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF DESIGNATIONS OF RIGHTS, PREFERENCES AND LIMITATIONS
OF
SERIES A CONVERTIBLE REDEEMABLE PREFERRED STOCK**

June 23, 2022

Pursuant to Section 78.1955 of the Nevada Revised Statutes (the "**NRS**") and Article IV of the Articles of Incorporation, as amended (the "**Articles**") of Ecoark Holdings, Inc. (the "**Corporation**"):

WHEREAS, on June 8, 2022, following the approval of the Board of Directors of the Corporation (the "**Board**"), the Corporation filed with the Secretary of State of the State of Nevada, the Certificate of Designation of the Rights, Preferences and Limitations of Series A Convertible Preferred Stock (the "**Certificate**"); and

WHEREAS, it is the desire of the Board to amend the Certificate; and

WHEREAS, the Board, pursuant to the authority conferred upon it by Article IV of the Articles and in accordance with Section 78.1955 of the NRS, adopted the following resolutions:

RESOLVED, that that the Certificate be amended as follows:

Section 6 of the Certificate is amended by adding a new subsection (n) which reads as follows:

(n) Limitations on Conversions. Notwithstanding anything to the contrary contained herein, commencing on the Issuance Date and subject to the provisions of Section 6(a), shares of Series A Preferred Stock shall not be convertible by the Holder hereof into Conversion Shares, and the Corporation shall not effect any conversion of shares of Series A Preferred Stock into Conversion Shares or otherwise issue any shares of Common Stock pursuant hereto, to the extent (but only to the extent) that after giving effect to such Conversion or other share issuance hereunder the Holder (together with its Affiliates) would beneficially own in excess of 4.99% (the "**Maximum Percentage**") of the Common Stock. To the extent the above limitation applies, the determination of whether shares of Series A Preferred Stock shall be convertible (vis-à-vis other convertible, exercisable or exchangeable securities owned by the Holder or any of its Affiliates)

and of which such securities shall be convertible, exercisable or exchangeable (as among all such securities owned by the Holder and its Affiliates) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission for conversion or exercise (as the case may be). Under no circumstances can the Maximum Percentage limitation be amended on less than 61 days' notice, if, as a result of such amendment, the Maximum Percentage is amended to be above 9.9%. No prior inability to convert shares of Series A Preferred Stock, or to issue shares of Common Stock, pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. For purposes of this paragraph, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder. The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. For any reason at any time until the shares of Series A Preferred Stock has been converted, upon the written or oral request of a Holder, the Corporation shall within one (1) Business Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion, exchange or exercise of convertible or exercisable securities into Common Stock, including, without limitation, shares of Series A Preferred Stock. In addition, under no circumstances whatsoever may the aggregate number of shares of Common Stock issued to the Holder in connection with the conversion of the shares of Series A Preferred Stock or exercise of the Warrant (as defined in the Securities Purchase Agreement) at any time exceed 19.9% of the total number of shares of Common Stock outstanding (the "**Conversion Maximum**") as of the date of the Agreement unless the Warrant have vested and the Corporation has obtained Shareholder Approval and thereafter Exchange Approval, each as applicable, and as defined in this Certificate.

IN WITNESS WHEREOF, Ecoark Holdings, Inc. has caused this Certificate of Amendment to be signed by the undersigned as of the date first written above.

ECOARK HOLDINGS, INC.

By: /s/ Randy May
Name: Randy May
Title: Chief Executive Officer